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SCHEDULE 14A

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IBIO, INC.

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Explanatory Note

On November 15, 2021, iBio, Inc. (the “Company”) hosted a webcast and conference call to discuss the results of its fiscal quarter 2022 and to provide a corporate update.  During the webcast and conference call, the Company’s Chief Executive Officer discussed the upcoming 2021 Annual Meeting of Stockholders (the “2021 Annual Meeting”) to be held on December 9, 2021 and provided responses to prior questions received from the  Company’s shareholders regarding the 2021 Annual Meeting and provided information regarding voting of shares at the 2021 Annual Meeting.  The following is an excerpt from the conference call transcript and supplements the Definitive Proxy Statement filed by the Company with the U.S. Securities and Exchange Commission on October 26, 2021 and the Definitive Additional Materials filed by the Company with the U.S. Securities and Exchange Commission on October 26, 2021 and November 9, 2021.

iBio Fiscal Quarter ended September 30, 2021, Conference Call Transcript

November 15, 2021

Tom:    Before opening up the Q&A session, I would like to address our shareholders with respect to the upcoming Annual Meeting, scheduled for December 9th. We are encouraging shareholders of record as of October 15th to participate in the online proxy voting process. Input from our investors is vital for the continued strategic growth and development of our company. Thus far, we have been pleased to see a high level of engagement and debate, and to facilitate the continued dialogue, we previously posted a Q&A page on the Investors section of our website.  However, there are three questions about the proxy that we’ve received to-date with some frequency, so we’d like to take the occasion of this call to address the general form of each of those.

So, I’ll turn it over to Steve to tee those up for us.  Steve?

Steve: Yes, Tom, thanks.  Here’s one that we get a lot:

Q: How is this year’s proposal different than last year’s, and why the change?

Tom: Last year’s proposal was for an increase in the authorized share count only, and although we had 55% of respondents vote in favor of the increase, we did not have enough total votes to reach a quorum.  This year’s proposal also results in a net increase in the number of unissued authorized shares, but the Board of Directors recommended a reverse split, too, so that the stock price might be more attractive to certain institutional investors as well as retail shareholders.

Steve: OK, here’s another one. You report having over $82M in cash, so why do this now?

Tom: Although we don’t necessarily have to pursue a financing at this moment, it is important to bear in mind that, consistent with the operating model for all development-stage biopharmaceutical companies, iBio requires the necessary flexibility to access capital markets at opportune times. This is necessary to support the growth of our proprietary pipeline, as was done – by way of example - with the RubrYc opportunity. The ability to flexibly access capital when market conditions are favorable, is critical for our future growth, and our ability to drive shareholder returns.  Our Annual Shareholder’s Meeting is also the appropriate time and venue for asking our investors for this added flexibility.

Steve: Last one - Why reverse split at the expense of retail shareholders?

Tom: We recognize there is an underlying concern from some retail shareholders about the potential for stock price depreciation following a reverse split. Frankly, I think that concern is often justified, particularly in cases where a company is doing it primarily to avoid a delisting. However, outside of those cases, when we look at examples of companies enacting a stock consolidation because they are executing their growth plans and want to potentially appeal to a larger investor audience, it can be quite positive. iBio is a good example of the two sides of this coin. Back in 2018, before the current management team joined the company, iBio completed a 1 for 10 reverse split. The Company didn’t have the newsflow; nor the quarterly investor calls; nor the expanding clinical pipeline or progress in its Services business that we do today. So, iBio quickly experienced stock price declines all the way down to $0.05/share in the absence of any immediate and significant progress in its CDMO business. Now, juxtapose that with where we are presently with a strong cash position, demonstration of the performance of the FastPharming platform, and a growing list of biopharmaceutcal assets in our pipeline. So, the Board is recommending this move now in the hopes that it will benefit of all of our shareholders – retail and institutional alike – as we continue to execute our strategic plan to address important unmet medical needs and realize our vision to make sustainable FastPharming the preferred alternative to traditional mammalian bioprocessing.

So, I’m sure there a likely more questions on the proxy or the quarterly highlights, but before we open up the line for questions, I’d also like to remind our stockholders how to vote their shares. You can locate the control number on your proxy card or voting instruction form and follow the voting instructions. If you do not have a proxy card or voting instruction form, shareholders in the US & Canada can call Okapi Partners at 844-203-3605 or from other locations at +1-212-297-0720 from 9:00 a.m. ET to 8:00 p.m. ET Mondays – Fridays.